AMENDMENT NO. 1
TO
INVESTORS' RIGHTS AGREEMENT

This Amendment No. 1 to Investors' Rights Agreement (this "***Amendment***") is dated as of December 3, 2014, by and among Virtuix Holdings Inc., a Delaware corporation (the "***Company***"), and the holders of the Company's Series Seed Preferred Stock executing this Amendment (the "***Amending Investors***"). This Amendment shall become effective as of the Initial Closing (as defined therein) of that certain Series 2 Seed Preferred Stock Purchase Agreement dated as of December 4, 2014 (the "***Purchase Agreement***"), by and among the Company and the purchasers of the Company's Series 2 Seed Preferred Stock named on Schedule I thereto (the "***Series 2 Seed Purchasers***").

RECITALS:

A. The Company and the Investors in the Company's Series Seed Preferred Stock listed on Schedule A thereto are parties to the Investors' Rights Agreement dated as of April 7, 2014 (the "***Investors' Rights Agreement***"); and unless otherwise defined herein, all defined terms used in this Amendment shall have the respective meanings ascribed to such terms in the Investors' Rights Agreement.

B. The Investors' Rights Agreement provides that it may only be amended or modified by a written instrument executed by the Company and Investors holding at least a majority of the Registrable Securities.

C. The Amending Investors executing this Amendment hold more than a majority of the Registrable Securities outstanding as of the date hereof.

D. The Company and the Series 2 Seed Purchasers are parties to the Purchase Agreement pursuant to which the Company has agreed to sell, and the Series 2 Seed Purchasers have agreed to purchase, shares of the Series 2 Seed Preferred Stock, par value $0.001 per share, of the Company (the "***Series 2 Seed Preferred Stock***").

E. The Company's and the Series 2 Seed Purchasers' respective obligations under the Purchase Agreement are conditioned upon the execution and delivery of this Amendment.

F. The parties hereto desire to amend the Investors' Rights Agreement by this Amendment so as to contemplate the issuance of the Series 2 Seed Preferred Stock and to provide the Series 2 Seed Purchasers who are not currently holders of shares of the Company's Series Seed Preferred Stock with the rights afforded to the Investors under the Investors' Rights Agreement upon their respective execution and delivery of an Adoption Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Amending Investors hereby consent and agree as follows:

1. **Amendments to Definitions.**

(a) Section 1.15 of the Investors' Rights Agreement is hereby amended to read in its entirety as follows:

> "“***Major Investor***” means any Investor that, individually or together with such Investor's Affiliates, holds at least 90,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof)."

(b) Section 1.27 of the Investors' Rights Agreement is hereby amended to read in its entirety as follows:

> "“***Series Seed Preferred Stock***” means shares of the Company's Series Seed Preferred Stock, par value $0.001 per share, and shares of the Series 2 Seed Preferred Stock (as defined below)."

(c) The Investors' Rights Agreement is hereby amended to insert, immediately after Section 1.27, a new Section 1.28 to provide a definition of the term "***Series 2 Seed Preferred Stock***" to read in full as follows:

> "“***Series 2 Seed Preferred Stock***” means shares of the Company's Series 2 Seed Preferred Stock, par value $0.001 per share."

2. **Amendment to Schedule A.** Schedule A to the Investors' Rights Agreement shall be amended to include the purchasers of the Series 2 Seed Preferred Stock of the Company who were not parties to the Investors' Rights Agreement prior to the date of this Amendment. The names and addresses for notices of such purchasers are set forth on Annex I to this Amendment.

3. **Counterparts.** This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. **Entire Agreement; No Further Amendment.** Except as expressly amended hereby, the Investors' Rights Agreement shall remain in full force and effect in accordance with its terms. This Amendment, together with the Investors' Rights Agreement, including the respective exhibits and attachments hereto and thereto, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof and thereof.

5. **Severability.** If any provision of this Amendment is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof and of the Investors' Rights Agreement shall remain in full force and effect and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or unenforceability of such provision in any other jurisdiction.

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